Exhibit 3.23

LIMITED LIABILITY COMPANY AGREEMENT

OF

APW WRIGHT LIKE LLC

Dated as of

May 23, 2000

i

MANAGEMENT	3
5.1 Management	3
5.2 Limitation of Authority of Board of Directors	3
5.3 Duties of the Directors	4
5.4 Board Directors	4
(a) Appointment of Directors	4
(b) Removal; Resignation	4
(c) Meetings	4
(d) Quorum; Voting	4
(e) Action by Board of Directors Without a Meeting	4
(f) Meeting by Telephone or Other Communication Technology	5
5.5 Officers	5
(a) Appointment of Officers	5
(b) Removal; Resignation	5
(c) Vacancies	5
(d) President	5
(e) Vice Presidents	5
(f) Secretary	6
(g) Treasurer	6
(h) Additional Officers	6
5.6 Liability and Indemnification	6
5.7 Fiscal Year; Method of Accounting; Elections	7

ARTICLE VI	7

LIABILITY OF MEMBER	7
6.1 Limitation of Liability	7

ARTICLE VII	7

DISSOLUTION AND TERMINATION	7
7.1 Events Causing Dissolution	7
7.2 Procedure for Winding Up and Dissolution	7
7.3 Filing of Certificate of Cancelation	8

ARTICLE VIII	8

GENERAL PROVISIONS	8
8.1 Notifications	8
8.2 Assurances	8
8.3 Complete Agreement	8
8.4 Applicable Law; Jurisdiction and Forum	8
8.5 Section Titles	8
8.6 Binding Provisions	8
8.7 Construction	9

ii

8.8 Separability of Provisions	9
8.9 Counterparts	9

iii

LIMITED LIABILITY COMPANY AGREEMENT OF

APW WRIGHT LINE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of the 23rd day of May, 2000, by and between Wright Line Inc., a Massachusetts corporation, and APW Wright Line LLC, a Delaware limited liability company.

R E C I T A L S :

A. Wright Line Inc. has formed a limited liability company pursuant to Del. Code Ann. tit. 6, Sections 18- 101 to 18-1109; and

B. The parties are entering into this Agreement to set forth the provisions for the governance and operation of such limited liability company.

NOW, THEREFORE, inconsideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto,. intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other definitions contained in this Agreement, the following terms as used in this Agreement shall have the following meanings assigned to them:

Act. Del. Code Ann. tit. 6, Sections 18-1 01 to 18-1109, as amended from time to time.

Agreement. This Limited Liability Company Agreement, as amended from time to time in accordance with its terms.

Board or Board of Directors. The board appointed by the Member pursuant to Sections 5.1 and 5.4(a) of this Agreement.

Cash from Operations. All cash receipts of the Company, minus all cash expenditures of the Company, including without limitation principal payments on indebtedness of the Company.

Code. The Internal Revenue Code of 1986, as amended, or any corresponding or succeeding law.

Company. The Delaware limited liability company organized pursuant to this Agreement and the Act.

Director. A member of the Board of Directors of the Company.

Member. Wright Line Inc., a Massachusetts corporation.

Person. An individual, a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation or any other legal or commercial entity.

Reserves. Reserves means amounts set aside by the Company as determined by the Board of Directors to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.

ARTICLE II

FORMATION; NAME; PURPOSES

2.1 Formation. The Member has formed a Delaware limited liability company pursuant to the Act by filing a Certificate of Formation of the Company with the Department of State of the State of Delaware.

2.2 Name. The name of the Company shall be “APW Wright Line LLC.”

2.3 Purpose. The purpose of the Company shall be to engage in any lawful business or activity permitted under the Act.

2.4 Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.

2.5 Registered Agent and Registered Office. The initial registered agent of the Company in Delaware is The Corporation Trust Company and the street address of its registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.

2.6 Principal Place of Business. The Company’s principal place of business shall be located at 160 Gold Star Boulevard, Worcester. MA 01606. The Company’s principal place of business may be changed .from time to time by the Member or the Board of Directors.

2.7 Term. The term of the Company shall commence on the effective date of the filing of the Company’s Certificate of Formation with the Department of State of the State of Delaware, and shall be perpetual.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contributions. The Member has this day contributed all of its operating assets to the capital of the Company pursuant to a Bill of Transfer, a copy of which is attached hereto as Exhibit A. In exchange therefor, the Member has received the sole membership interest in the Company.

3.2. Additional Capital Contributions. The Member shall have the right but not the obligation to make additional capital contributions to the Company.

3.3 Interest Earned on Company Capital. Interest earned on Company funds shall inure to the benefit of the Company and the Member shall not be entitled to receive interest on its capital contributions.

3.4. Member Loans. The Member shall have no obligation to make loans or advances to the Company, but may do so in its discretion on such terms and conditions as it and the Board of Directors of the Company deem appropriate.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. Except for distributions upon liquidation of the Company (which are governed by Section 7.2), Cash from Operations for each fiscal year o:fthe Company, less Reserves, shall be distributed to the Member at such times as the Board of Directors shall determine.

4.2 Limitations Upon Distributions. No distribution shall be declared or made if, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the usual course of business or if the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company.

ARTICLE V

MANAGEMENT

5.1 Management. The Member shall appoint a Board of Directors to manage the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. Except as provided in Section 5.2, the Board of Directors shall, to fullest extent permitted by the Act, have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company, to make all decisions regarding such matters and to perform any and· all acts and to engage in any and all activities necessary, customary or incident to the management of the Company’s business, affairs and properties.

5.2 Limitation of Authority of Board of Directors. Notwithstanding Section 5.1 hereof, the Board of Directors shall not have the authority to do any of the following without the consent of the Member:

(a) engage in any act in contravention of this Agreement or the Act;

(b) confess a judgment against the Company in connection with any threatened or pending legal action;

(c) possess any Company asset or assign the rights of the Company in any Company property for other than a Company purpose;

(d) amend this Agreement; or

(e) dissolve the Company except in accordance with Section 7.1.

5.3 Duties of the Directors. The Directors shall use reasonable efforts and devote such time as they, in their reasonable judgment, deem necessary to carry out the business and activities of the Company, and shall promptly take all action that the Member; in its reasonable judgment deems necessary or appropriate for the organization and continuance of the Company and the protection of the Company’s assets.

5.4 Board of Directors.

(a) Appointment of Director. The Member shall initially appoint three (3) individuals to serve as Directors, and all Directors shall serve at the pleasure of the Member. The Member may increase the member of Directors serving on the Board from time to time, in its sole discretion. All appointments made by the Member to the Board shall be reflected by a written resolution filed as part of the Company’s records.

(b) Removal; Resignation. A Director may be removed, with or without cause, at any time, by the Member. A Director may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) Meetings. Meetings of the Board of Directors, for any purpose, may be called by any two or more Directors or by the President appointed by the Board pursuant to Section 5.5 hereof. The individual or individuals calling the meeting may designate any place either within or outside of the State of Delaware as the place of the meeting before any meeting of the Board of Directors. If no designation is. made, the place of meeting shall be the Company’s principal place of business. Written notice stating the place; day and hour of the meeting, and the general purpose or purposes for which the meeting is called, shall be delivered not less than three (3) nor more than thirty (30) days before the date of the meeting; provided, however, that if all of. the Directors shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of the meeting at such time and place, such meeting shall be valid without call or notice, .and at such meeting any lawful action may be taken.

(d) Quorum; Voting. A majority of the Directors, by number, shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the Directors present may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. If a quorum is present, a vote of the majority of the Directors present shall be the act of the Board of Directors.

(e) Action by Board of Directors Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if the action is evidenced by one or more written consents· describing the action taken, signed by all of the Directors, and such written consents shall be delivered for inclusion in the minutes or for filing with the Company records. Consents may be executed in counterparts.

(f) Meeting by Telephone or Other Communication Technology. Any or all Directors may participate in a meeting ·by, or conduct the meeting through the use of, telephone or other means of communication by which either: (i) all participating Directors may simultaneously hear each other during the. meeting, or (ii) all communication during the meeting is immediately transmitted to each participating Director, and each participating Director is able to immediately send messages to all other participating Directors. If a meeting of the Board of Directors will be conducted through the use of any means described herein, all participating Directors shall be informed that a meeting is taking place at which official business may be transacted. A Director participating in a meeting by any means described herein is deemed to be present in person at the meeting.

5.5 Officers.

(a) Appointment of Officers. The Board of Directors shall appoint officers of the Company who shall serve at the pleasure of the Board. The officers of the Company may include a President, Vice President, Secretary and Treasurer. At the discretion of the Board, the Company may also have other officers appointed in accordance with the provisions of this Section 5.5. Any number of offices may be held by the same person

(b) Removal; Resignation. Any· officer may be removed, with or without cause, by the Board or by such other officer, if any, upon whom such power of removal may be conferred by the Board. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the time of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified to such notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) Vacancies. Any vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board. The President may make temporary appointments to a vacant office (other than the President’s office) pending action by the Board.

(d) President. The President shall be the principal executive officer and, subject to the control and direction of the Board, shall in general supervise and control all of the day-to-day business and affairs of the Company. He or she shall preside at all meetings of the Members. The President shall have authority, subject to such rules as may be prescribed by the Board, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation. and to delegate .authority to them. Such agents and employees shall hold office at the discretion of the President and the Board. The President shall have authority to sign, execute and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases and all other agreements, documents and instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by the Board.

(e) Vice Presidents. In the absence of the President, or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, a Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions on the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates representing interests in the Company, if the issuance thereof shall have been authorized by the Board; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or the Board. The execution of any agreement, document or instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of the Vice President’s authority to act in the stead of the President.

(f) Secretary. The Secretary shall: (i) keep (or cause to be kept) regular minutes of all meetings of the Board and all resolutions adopted by action of the Member or the Board in one or more books provided for that purpose; (ii) use his or her best efforts to ensure that all notices are duly given in accordance with the provisions of this Agreement or as required by law, (iii) be custodian of the records of the Company; (iv) sign with the President, or a Vice President, certificates representing interests in the Company, if the issuance thereof shall have been authorized by the Board; and (v) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board.

(g) Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositaries as shall be selected by the Company; and (iii) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board.

(h) Additional Officers. The Board may appoint such additional officers as, in its discretion, it may consider appropriate, each of whom shall hold office for such period and have such authority and perform such duties as are provided for in this Agreement or as the Board may from time to time determine.

5.6 Liability and Indemnification.

(a) Neither the Member (nor any officer or director thereof), nor any Director or officer of the Company, shall be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by such Person within the scope of the authority conferred on the Person by this Agreement, except for fraud, negligence intentional misconduct, or an intentional breach of this Agreement or any employment agreement.

(b) The Member (and its officers and directors), and each Director and officer of the Company shall be indemnified against any losses, judgments, liabilities, expenses and amounts·paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided at such action or inaction does not constitute fraud, negligence, intentional misconduct or intentional breach of this Agreement or any employment agreement.

Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action. relates to the performance of duties or services on behalf of the Company and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 5.6(b) shall be paid from, and only to the extent of, the Company’s property, and the Member shall have no personal liability on account thereof.

5.7 Fiscal Year: Method of Accounting: Elections. The Company’s fiscal year for both tax and financial reporting purposes shall end on the last day of August in. each year. Unless otherwise required by the Code, the method of accounting shall be the accrual method for both tax and financial reporting purposes.

ARTICLE VI

LIABILITY OF MEMBER

6.1 Limitation of Liability. The Member shall have no liability for the debts, obligations and liabilities of the Company except as expressly provided by the Act.

ARTICLE V

DISSOLUTION AND TERMINATION

7.1 Events Causing Dissolution. The Company shall only be dissolved upon the occurrence of any one of the following events:

(a) The affirmative determination of the Member to dissolve the Company;

(b) The happening of any event which makes it unlawful for the Company’s business to be conducted; or

(c) The entry of a decree of dissolution under Sections 18-801 (5), -802 of the Act.

7.2 Procedure for Winding Up and Dissolution. Upon the dissolution of the Company, the Board of Directors shall wind up the affairs of the Company and sell or otherwise dispose all of the Company’s property for cash to the extent practicable. The Board or any Person designated by the Board shall determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial and economic conditions. Following the winding up of the Company, and subject to the right of the Board to set up such Reserves it may deem necessary for any known, contingent or unforeseen expenses, liabilities or obligations of the Company, the cash and other assets of the Company shall be applied. first to the payment of all debts and liabilities of the Company, including any Member loans (which for such purpose shall be treated the same as all other Company liabilities) and to the payment of ill expenses of liquidation, and the remainder shall be distributed to the Member. Any funds constituting

Reserves shall be paid in accordance with the provision of this Section 7.2 to the extent such funds remain after a reasonable passage of time as determined by the Board.

7.3 Filing of Certificate of Cancellation. If the Company is dissolved, the Member or its designee shall promptly cause a Certificate of Cancellation to be executed and delivered for filing with the Delaware Department of State.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement shall be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, or sent by recognized overnight delivery service. Each notice to the Member or to a Director shall be addressed by the Member or the Director as the case may be, at the Member’s or Director’s last known address on the records of the Company. A notice to the Company shall be addressed to the Company’s principal office. A notice delivered personally will be deemed given and receive only when acknowledged in writing by the person to whom it is delivered. A -notice sent by mail will be deemed given and received two (2) business days after it is mailed. A notice sent by recognized overnight delivery service will be deemed given and received when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

8.2 Assurances. Each party hereto shall execute all such certificates and other documents and shall do all such filing, recording, publishing and· other acts as the Member or the Board reasonably deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation or holding of the property of the Company.

8.3 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the parties. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as provided herein, this Agreement may-not be amended without the written consent of all of the parties hereto.

8.4 Applicable Law: Jurisdiction and Forum. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

8.5 Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

8.6 Binding Provision. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and Legal representatives, successors, and permitted assigns.

8.7 Construction. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. References to Sections herein include all subsections which are contained in the Section referred to. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.

8.8 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

8.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WRIGHT LINE INC.

By:	/s/ Richard D. Carroll
Richard D. Carroll, Vice President

APW WRIGHT LINE LLC

By:	WRIGHT LINE INC., its sole member

By:	/s/ Richard D. Carroll
Richard D. Carroll, Vice President

AMENDMENT TO OPERATING AGREEMENT

OF

WRIGHT LINE LLC

THIS AMENDMENT TO OPERATING AGREEMENT is made as of the 2nd day of June, 2008, by and among Wright Line Holding, Inc., a Delaware corporation (“WL Inc.”), and Wright Line LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, WL Inc. and the Company are parties to that certain Operating Agreement (the “Operating Agreement”) of the Company dated as of May 23, 2002, as amended on July 31, 2002, August 31, 2002, and February 17, 2004; and

WHEREAS, WL Inc. is currently the sole Member of the Company; and

WHEREAS, the parties wish to amend the Operating Agreement to allow for new members in the case that membership interests are assigned;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	To amend the Operating Agreement and to insert as Section 8.10 of the Operating Agreement the following in its entirety:

“8.10 Collateral Agreement. The Member, in connection with the Company’s execution of that certain Guarantee and Collateral Agreement between the Company, the other parties thereto, the lenders party thereto, and Toronto Dominion (Texas) LLC, as administrative agent, dated June 2, 2008 (the “Collateral Agreement”), (a) consents to the exercise by the Agent (as defined in the Collateral Agreement) of any of its rights under said Collateral Agreement and (b) agrees that no assignment of its ownership interest in the Company made pursuant to the Collateral Agreement shall effect a termination or dissolution of the Company.”

2.	Except as set forth above, no other changes are made to the Operating Agreement of the Company and the Operating Agreement remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

WRIGHT LINE HOLDING P C.

By:	/s/ Joseph White
Joseph White, Vice President

WRIGHT LINE LLC

By:	/s/ Joseph White
Joseph White, Vice President

AMENDMENT TO OPERATING AGREEMENT

OF

WRIGHT LINE LLC

THIS AMENDMENT is made as of the 17th day of February, 2004, by and among APW North America Inc., a Delaware corporation (“APW NA”), Wright Line Holding, Inc., a Delaware corporation (“WLH”), and Wright Line LLC, a Delaware limited liability company the “Company”).

RECITALS

WHEREAS, the Company is governed pursuant to the terms of a certain Operating Agreement (the “Operating Agreement”) of the Company dated as of May 23, 2002, as amended July 31, 2002 and August 31, 2002; and

WHEREAS, APW NA is currently the sole Member of the Company; and

WHEREAS, APW NA is transferring and assigning its sole membership interest in the Company to WLH; and

WHEREAS, the parties wish to amend the Operating Agreement to reflect the transfer of the membership interest of the Company to WLH;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the date hereof, the sole member of the Company is WLH.

2. All references in the Operating Agreement reading “APW North America Inc., a Delaware corporation”, are hereby amended to read “Wright Line Holding, Inc., a Delaware Corporation”.

3. Except as set forth above, no other changes are made to the Operating Agreement of the Company and the Operating Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

APW NORTH AMERICA INC.

By:	/s/ David J. Gallitano
David J. Gallitano, President

WRIGHT LINE HOLDING INC.

By:	/s/ David J. Gallitano
David J. Gallitano, President

WRIGHT LINE LLC

By:	/s/ David J. Gallitano
David J. Gallitano, President

AMENDMENT TO OPERATING AGREEMENT

OF

WRIGHT LINE LLC

THIS AMENDMENT is made as of the 31st day of August, 2002, by and among APW Ltd. (f/k/a AWP Ltd.), a Bermuda exempted company (“APW”), APW North America Inc., a Delaware corporation (“APW NA”), and Wright Line LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, APW Ltd. and the Company are parties to that certain Operating Agreement. (the “Operating Agreement”) of the Company dated as of May 23, 2002, as amended July 31, 2002; and

WHEREAS, APW is currently the sole member of the Company; and

WHEREAS, APW is transferring and assigning its sole membership interest in the Company to APW NA; and

WHEREAS, the parties wish to amend the Operating Agreement to reflect the transfer of the membership interest of the Company to APW NA;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the date hereof, the sole member of the Company is APW NA.

2. All references in the Operating Agreement to read “AWP Ltd., a Bermuda exempted company” are hereby amended to “APW North America Inc., a Delaware corporation.

3. Except as set forth above, no other changes are made to the Operating Agreement of the Company and the Operating Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

APW LTD.

By:	/s/ Richard G. Sim
Richard G. Sim, President

APW NORTH AMERICA, INC.

By:	/s/ Richard G. Sim
Richard G. Sim, President

WRIGHT LINE LLC

By:	/s/ Todd A. Adams
Todd A. Adams, President

AMENDMENT TO OPERATING AGREEMENT

OF

APW WRIGHT LINE LLC

THIS AMENDMENT is made as of the 31ST day of July 2002, by and among APW Ltd., a Bermuda exempted company (“APW”), AWP Ltd., a Bermuda exempted company (“Newco”), and APW Wright Line LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Wright Line Inc. (“WLI”) and the Company are parties to that certain Operating Agreement (the “Operating Agreement”) of the Company dated as of May 23, 2002; and

WHEREAS, APW, as successor in interest to WLI, is currently the sole member of the Company; and

WHEREAS, APW is transferring and assigning its sole membership interest in the Company to AWP; and

WHEREAS, the parties wish to amend the Operating Agreement to reflect the transfer of the membership interest of the Company to AWP;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective as of the date hereof, the sole member of the Company is AWP.

2. All references in the Operating Agreement to “Wright Line Inc., a Massachusetts corporation” are hereby amended to read “AWP Ltd., a Bermuda exempted company”.

3. Except as set forth above, no other changes are made to the Operating Agreement of the Company and the Operating Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

APW Ltd.

By:	/s/ Richard D. Carroll
Richard D. Carroll
Vice President and Chief Financial Officer and the attorney pursuant to a Power of Attorney granted by the Joint Provisional Liquidators of APW Ltd. (acting as agents of APW Ltd. without personal liability) for and on behalf of APW Ltd.

APW LTD.

By:	/s/ Richard G. Sim
Richard G. Sim, President

APW WRIGHT LINE LLC

By:	/s/ Todd A. Adams
Todd A. Adams, President